Exhibit 99.1

Anthera Provides Corporate Update on Recent Activities

HAYWARD, Calif., March 15, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today provided an update on company events following the recent termination of the VISTA-16 clinical study.

Immediately after the VISTA-16 Data Safety Monitoring Board (DSMB) recommended halting the clinical study, the Company took steps to cease patient enrollment and dosing. Redundant levels of written communication were sent to the investigators and clinical sites involved in the study to immediately cease enrollment and to withdraw all enrolled patients. The Company will be conducting final patient follow-up visits within the coming weeks.

The Company has taken immediate action to decrease operating expenses through a reduction or elimination of vendor activities and immediate headcount reductions. This will result in an elimination of approximately 45% of Anthera’s headcount. These combined actions allow for the reallocation of resources to other potential development programs and product portfolio efforts.

Development of blisibimod (A-623) continues to progress according to plan. The PEARL-SC study, which completed enrollment in the fourth quarter of 2011, is examining the therapeutic benefit of monthly and weekly subcutaneous administration of blisibimod in SLE patients. The primary endpoint of the PEARL-SC study is clinical improvement at 24 weeks in an SLE responder index. The study remains on track to produce top-line efficacy data in the second quarter of 2012.

In addition, the PEARL-SC open-label extension (OLE) study continues to enroll patients. All patients who participated in the PEARL-SC study are eligible for rollover into the OLE clinical study.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.